Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2020 RESULTS
–3Q 2020 diluted EPS of $1.86
–3Q 2020 C&I adjusted diluted EPS of $2.19
–3Q 2020 C&I Ending Net Finance Receivables of $17.8 billion
–3Q 2020 C&I Net Charge-Off ratio of 5.20%
–Raises minimum quarterly dividend 36% to $0.45 per share

Evansville, IN, October 26, 2020 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $341 million and net income of $250 million for the third quarter of 2020, compared to $297 million and $248 million, respectively, in the prior year quarter. Earnings per diluted share were $1.86 in the third quarter of 2020, compared to $1.82 in the prior year quarter.

On October 26, 2020, OneMain raised its minimum quarterly dividend 36% to $0.45 per share payable on November 17, 2020 to record holders of the company's common stock as of the close of business on November 9, 2020. The company expects to maintain a minimum quarterly dividend of $0.45 per share going forward. Excess dividends above the minimum will be evaluated by the Board every first and third quarters, as is consistent with prior quarters and the company's capital allocation strategy.

"Our third quarter financial results reflected continued strength across the core drivers of our business, as well as our focused efforts to support customers during this period of uncertainty," said Doug Shulman, President and CEO of OneMain. "Advanced data and analytics are driving our sophisticated underwriting and continued innovation, enabling OneMain to continue to enhance and strategically evolve our business while driving strong returns for all stakeholders."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $393 million and adjusted net income of $294 million for the third quarter of 2020, compared to $317 million and $241 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $2.19 for the third quarter of 2020, compared to $1.77 in the prior year quarter.

Management runs the business based on C&I adjusted net income excluding the change in loan loss reserves net of tax, which was $294 million for the third quarter of 2020 and represented a 5% increase versus the prior year period. Management believes this reflects the capital generation of the business.

Originations totaled $2.9 billion in the third quarter of 2020, down 21% from $3.7 billion in the prior year quarter. The percentage of secured originations was 53% in the third quarter of 2020, down from 55% in the prior year quarter.

Ending net finance receivables reached $17.8 billion at September 30, 2020, flat with $17.8 billion in the prior year quarter. Secured receivables represented 53% of ending net finance receivables at September 30, 2020, up from 51% in the prior year quarter.

Average net finance receivables were $17.7 billion in the third quarter of 2020, up 2% from $17.5 billion in the prior year quarter.

Yield was 24.34% in the third quarter of 2020, up from 24.07% in the prior year quarter. The increase generally reflected improvement in late stage delinquencies.

Interest income in the third quarter of 2020 was $1.1 billion, reflecting a $26 million increase compared to the prior year period due to higher average receivables.

The provision for finance receivable losses was $232 million in the third quarter of 2020, down from $277 million in the prior year quarter, primarily due to the impact of lower delinquencies in the portfolio.

The 30-89 day delinquency ratio was 1.95% at September 30, 2020, up from 1.63% at June 30, 2020 and down from 2.30% at September 30, 2019.

The 90+ day delinquency ratio was 1.49% at September 30, 2020, down from 1.89% at June 30, 2020 and down from 1.93% at September 30, 2019.

The net charge-off ratio was 5.20% in the third quarter of 2020, down from 6.33% in the second quarter of 2020 and up from 5.17% in the prior year quarter.

Operating expense for the third quarter of 2020 was $302 million, down 10% from $335 million in the prior year quarter reflecting our efforts to tightly manage costs as well as variable expenses associated with lower loan origination volume.

Other

During the third quarter of 2020, Other generated an adjusted pretax loss of $2 million, consistent with $2 million in the prior year quarter. Other consists of our liquidating servicing activity from the SpringCastle Portfolio and our non-originating legacy operations, which includes primarily our liquidating real estate loans.

Funding and Liquidity

As of September 30, 2020, the company had principal debt balances outstanding of $17.8 billion, 47% of which was secured and 53% of which was unsecured. The company had $1.9 billion of cash and cash equivalents, which included $233 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes.

Our cash and cash equivalents, together with our potential borrowings of $7.2 billion of undrawn committed capacity under our 14 revolving conduit facilities, and $8.3 billion of unencumbered personal loans, provides a liquidity runway through 2022 under numerous stress scenarios and assuming no access to the capital markets. This liquidity runway calculation contemplates all the cash needs of the Company.

Use of Non-GAAP Financial Measures

We report the operating results of Consumer and Insurance and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense and other expenses, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss) and Other adjusted pretax income (loss) represent income (loss) before income taxes on a Segment Accounting Basis and excludes direct costs associated with COVID-19, net losses resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, net gain on sale of cost method investment, restructuring charges, additional net gain on sale of SpringCastle interests, lower of cost and fair value adjustment on loans held for sale, and net loss on sale of real estate loans. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segment.

Management also uses pretax capital generation and capital generation, non-GAAP financial measures, as a key performance measure of our segment. Pretax capital generation represents adjusted pretax income, as discussed above, and excludes the change in our allowance for finance receivable losses in the period while still considering the net charge-offs during the period. Capital generation represents the after-tax effect of pretax capital generation. Management believes that these non-GAAP measures are useful in assessing the capital created in the period impacting the overall capital adequacy of the Company. Management believes that the Company’s reserves, combined with its equity, represent the Company's loss absorption capacity.

Management utilizes these non-GAAP measures in evaluating our performance. Additionally, these non-GAAP measures are consistent with the performance goals established in OMH’s executive compensation program. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our third quarter 2020 results and other general matters at 8:00 am Eastern Time on Tuesday, October 27, 2020. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7688828, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7688828, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through November 11, 2020. An investor presentation will be available on the Investor Relations page of OneMain’s website at www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (www.omf.com) and the SEC's website (www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks associated with the COVID-19 pandemic and the mitigation efforts by governments to the pandemic and related effects on us, our customers, and employees; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; a change in the proportion of secured loans may affect our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or our branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks, or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, or changes in customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state, or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we currently are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act and the Coronavirus Aid, Relief, and Economic Security Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our inability to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any associated litigation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any associated litigation; our continued ability to access the capital markets and maintain adequate current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our securities and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, in millions, except per share amounts)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Interest income	$1,089	$1,077	$1,065	$3,273	$3,020

Interest expense	(255)	(271)	(244)	(781)	(717)
Provision for finance receivable losses	(231)	(423)	(282)	(1,186)	(836)
Net interest income after provision for finance receivable losses	603	383	539	1,306	1,467

Other Revenues:
Insurance	109	109	117	334	341
Investment	17	29	21	56	71
Net loss on repurchases and repayments of debt	(38)	—	(2)	(38)	(35)
Net gain on sale of real estate loans	—	—	—	—	3
Other (1)	13	10	20	38	80
Total other revenues	101	148	156	390	460

Other Expenses:
Operating expenses	(320)	(323)	(351)	(993)	(1,031)
Insurance policy benefits and claims	(43)	(90)	(47)	(201)	(141)
Total other expenses	(363)	(413)	(398)	(1,194)	(1,172)
Income before income taxes	341	118	297	502	755
Income taxes (2)	(91)	(29)	(49)	(131)	(161)
Net income	$250	$89	$248	$371	$594

Weighted average number of diluted shares	134.5	134.4	136.4	135.0	136.3
Diluted EPS	$1.86	$0.66	$1.82	$2.75	$4.36
Book value per basic share	$23.25	$23.61	$30.09	$23.25	$30.09
Return on assets	4.5%	1.5%	4.5%	2.2%	3.7%

Provision for finance receivable losses	231	423	282	1,186	836
Less: Net charge-offs	(231)	(281)	(228)	(809)	(769)
Change in allowance for finance receivable losses	$—	$142	$54	$377	$67

Note:	Year-to-Date may not sum due to rounding.
(1)
3Q20, YTD 3Q20, and YTD 3Q19 include an additional net gain on the sale of the SpringCastle interests and the fair value impairment of the remaining loans in finance receivables held for sale. YTD 3Q19 also includes a gain on sale related to an investment held at cost.

(2)	3Q19 and YTD 3Q19 include $22 of discrete tax benefits.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019

Assets
Cash and cash equivalents	$1,944	$2,740	$1,393
Investment securities	1,882	1,862	1,779
Net finance receivables	17,817	17,721	17,791
Unearned insurance premium and claim reserves	(778)	(791)	(762)
Allowance for finance receivable losses	(2,324)	(2,324)	(798)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,715	14,606	16,231
Restricted cash and restricted cash equivalents	497	487	434
Goodwill	1,422	1,422	1,422
Other intangible assets	315	324	352
Other assets (1)	1,082	1,067	799
Total assets	$21,857	$22,508	$22,410

Liabilities and Shareholders’ Equity
Long-term debt	$17,531	$18,010	$17,021
Insurance claims and policyholder liabilities	620	630	646
Deferred and accrued taxes	55	124	37
Other liabilities	528	573	612
Total liabilities	18,734	19,337	18,316

Common stock	1	1	1
Additional paid-in capital	1,651	1,648	1,686
Accumulated other comprehensive income	79	65	38
Retained earnings	1,392	1,457	2,369
Total shareholders’ equity	3,123	3,171	4,094
Total liabilities and shareholders’ equity	$21,857	$22,508	$22,410

(1)	Effective 1Q20, the Finance Receivables Held for Sale are included within 'Other assets'. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	As of or Quarter-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019

Non-TDR Net Finance Receivables	$17,116	$17,019	$17,196
TDR Net Finance Receivables	701	702	595
Net Finance Receivables	$17,817	$17,721	$17,791

Average Net Receivables	$17,740	$17,909	$17,434
Average Daily Debt Balances	17,546	19,772	16,271
Origination Volume	2,887	2,047	3,657

Non-TDR Allowance	$2,003	$2,003	$556
TDR Allowance	321	321	242
Allowance	$2,324	$2,324	$798

Non-TDR Allowance Ratio	11.70%	11.77%	3.23%
TDR Allowance Ratio	45.85%	45.80%	40.73%
Allowance Ratio	13.05%	13.12%	4.49%

Gross Charge-Offs	$274	$321	$260
Recoveries	(43)	(40)	(32)
Net Charge-Offs	$231	$281	$228

Gross Charge-Off Ratio	6.14%	7.21%	5.92%
Recovery Ratio	(0.95%)	(0.89%)	(0.73%)
Net Charge-Off Ratio	5.19%	6.32%	5.19%

30-89 Delinquency	$346	$289	$409
30+ Delinquency	612	624	751
60+ Delinquency	397	456	506
90+ Delinquency	266	335	342

30-89 Delinquency Ratio	1.95%	1.63%	2.30%
30+ Delinquency Ratio	3.44%	3.52%	4.22%
60+ Delinquency Ratio	2.23%	2.57%	2.84%
90+ Delinquency Ratio	1.49%	1.89%	1.92%

Note:	Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off and recovery ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019

Liquidity
Cash and cash equivalents	$1,944	$2,740	$1,393
Cash and cash equivalents unavailable for general corporate purposes	233	240	230
Unencumbered personal loans	8,345	8,749	8,537
Undrawn conduit facilities	7,200	7,100	6,850

Long-term debt	$17,531	$18,010	$17,021
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$17,359	$17,838	$16,849
Less: Available cash and cash equivalents	(1,711)	(2,500)	(1,163)
Net Adjusted Debt	$15,648	$15,338	$15,686

Total Shareholders' Equity	$3,123	$3,171	$4,094
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(315)	(324)	(352)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$1,558	$1,597	$2,492
Plus: Allowance for finance receivable losses, net of tax (1)	1,742	1,742	607
Adjusted Capital	$3,300	$3,339	$3,099

Net Leverage (Net Adjusted Debt to Adjusted Capital)	4.7x	4.6x	5.1x

(1)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Revenue (1)	25.7%	25.5%	26.7%	25.7%	26.7%
Net Charge-Off	(5.2%)	(6.3%)	(5.2%)	(6.0%)	(6.2%)
Risk Adjusted Margin	20.5%	19.2%	21.5%	19.7%	20.6%
Operating Expenses	(7.2%)	(7.3%)	(8.0%)	(7.4%)	(8.3%)
Unlevered Return on Receivables	13.4%	11.9%	13.5%	12.3%	12.3%
Interest Expense	(5.7%)	(6.1%)	(5.6%)	(5.8%)	(5.7%)
Change in Allowance	—%	(3.2%)	(1.2%)	(2.8%)	(0.5%)
Income Tax Expense	(2.1%)	(0.7%)	(1.1%)	(1.0%)	(1.3%)
Return on Receivables	5.6%	2.0%	5.7%	2.7%	4.8%

Note:	All ratios are based on consolidated results as a percentage of average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Consumer & Insurance	$351	$128	$312	$530	$814
Other	(2)	(1)	(2)	(5)	(2)
Segment to GAAP Adjustment	(8)	(9)	(13)	(23)	(57)
Income Before Income Taxes - GAAP basis	$341	$118	$297	$502	$755

Pretax Income - Segment Accounting Basis	$351	$128	$312	$530	$814
Direct Costs Associated with COVID-19	4	6	—	13	—
Acquisition-Related Transaction and Integration Expenses	2	2	2	10	16
Net Loss on Repurchases and Repayments of Debt (1)	35	—	2	35	30
Net Gain on Sale of Cost Method Investment	—	—	—	—	(11)
Restructuring Charges	1	7	1	7	5
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$393	$143	$317	$595	$854

Pretax Loss - Segment Accounting Basis	$(2)	$(1)	$(2)	$(5)	$(2)
Additional Net Gain on Sale of SpringCastle Interests	(4)	—	—	(4)	(7)
Lower of Cost or Fair Value Adjustment (2)	4	—	—	4	—
Net Loss on Sale of Real Estate Loans (3)	—	—	—	—	1
Other Adjusted Pretax Loss (non-GAAP)	$(2)	$(1)	$(2)	$(5)	$(8)

Springleaf Debt Discount Accretion	$(4)	$(5)	$(5)	$(14)	$(16)
OMFH LLR Provision Catch-up	—	(2)	(4)	(3)	(18)
OMFH Receivable Premium Amortization	—	(1)	(2)	(2)	(11)
OMFH Receivable Discount Accretion	2	4	4	11	9
Other	(6)	(5)	(6)	(15)	(21)
Total Segment to GAAP Adjustment	$(8)	$(9)	$(13)	$(23)	$(57)

Note:	Year-to-Date may not sum due to rounding.
(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)
In 3Q20 and YTD 3Q20, the carrying value of our remaining real estate loans classified in finance receivables held for sale exceeded their fair value, and accordingly, the loans have been marked to fair value with an impairment being recorded in other revenue.

(3)	In YTD 3Q19, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019

Consumer & Insurance	$17,826	$17,732	$17,825
Other	—	—	—
Segment to GAAP Adjustment	(9)	(11)	(34)
Net Finance Receivables - GAAP basis (1)	$17,817	$17,721	$17,791

Consumer & Insurance	$2,342	$2,342	$822
Other	—	—	—
Segment to GAAP Adjustment	(18)	(18)	(24)
Allowance for Finance Receivable Losses - GAAP basis (1)	$2,324	$2,324	$798

(1)
As a As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions, except per share amounts)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Interest income	$1,086	$1,074	$1,060	$3,260	$3,013

Interest expense	(250)	(266)	(238)	(765)	(700)
Provision for finance receivable losses	(232)	(422)	(277)	(1,184)	(816)
Net interest income after provision for finance receivable losses	604	386	545	1,311	1,497

Insurance	109	109	117	334	341
Investment	17	29	21	56	72
Other	8	6	16	25	48
Total other revenues	134	144	154	415	461

Operating expenses	(302)	(297)	(335)	(930)	(963)
Insurance policy benefits and claims	(43)	(90)	(47)	(201)	(141)
Total other expenses	(345)	(387)	(382)	(1,131)	(1,104)

Adjusted pretax income (non-GAAP)	393	143	317	595	854

Income taxes (1)	(99)	(36)	(76)	(149)	(205)

Adjusted net income (non-GAAP)	$294	$107	$241	$446	$649

Weighted average number of diluted shares	134.5	134.4	136.4	135.0	136.3
C&I adjusted diluted EPS (2)	$2.19	$0.80	$1.77	$3.31	$4.76

Note:	Year-to-Date may not sum due to rounding.
(1)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.
(2)	C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Revenue (1)	26.4%	25.3%	26.5%	25.8%	26.6%
Net Charge-Off	(5.2%)	(6.3%)	(5.2%)	(6.0%)	(6.1%)
Risk Adjusted Margin	21.2%	19.0%	21.3%	19.8%	20.5%
Operating Expenses	(6.8%)	(6.7%)	(7.6%)	(6.9%)	(7.7%)
Unlevered Return on Receivables	14.4%	12.3%	13.7%	12.9%	12.8%
Interest Expense	(5.6%)	(6.0%)	(5.4%)	(5.7%)	(5.6%)
Change in Allowance	—%	(3.2%)	(1.1%)	(2.8%)	(0.4%)
Income Tax Expense (2)	(2.2%)	(0.8%)	(1.7%)	(1.1%)	(1.6%)
Return on Receivables	6.6%	2.4%	5.5%	3.3%	5.2%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.

OneMain Holdings, Inc.
CONSUMER & INSURANCE CAPITAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter-to-Date			Year-to-Date

(unaudited, in millions)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Provision for finance receivable losses	$232	$422	$277	$1,184	$816
Less: Net charge-offs	(232)	(282)	(227)	(810)	(767)
Change in C&I allowance for finance receivable losses (non-GAAP)	—	140	50	374	49

Adjusted pretax income (non-GAAP)	393	143	317	595	854
Pretax capital generation(1) (non-GAAP)	393	283	367	969	903

Capital generation, net of tax(1), (2) (non-GAAP)	$294	$212	$279	$727	$686

Beginning Adjusted Capital	$3,339	$3,105		$3,367

Capital Generation, net of tax(1), (2) (non-GAAP)	294	212		727

Less: Common Stock Repurchased and Retired	—	—		(45)
Less: Cash Dividends	(315)	(44)		(747)
Capital Returns	(315)	(44)		(792)

Less: Adjustments to C&I, net of tax (2), (3)	(43)	(17)		(72)
Less: Change in the Assumed Tax Rate (2)	—	—		(8)
Less: Withholding Tax on Share-based Compensation	—	—		(6)
Less: Adjusted Other Net Loss, net of tax (2) (non-GAAP)	(1)	(1)		(3)
Plus: Other Comprehensive Income	14	71		35
Plus: Purchased Credit Deteriorated Finance Receivables Gross-up, net of tax (2), (4)	—	—		11
Plus: Other Intangibles Amortization	9	10		28
Plus: Share-based Compensation Expense, net of forfeitures	3	3		13
Other	(18)	66		(2)

Ending Adjusted Capital	$3,300	$3,339		$3,300

Note:	Year-to-Date may not sum due to rounding.
(1)	Pretax capital generation represents adjusted pretax income excluding change in C&I allowance for finance receivable losses (non-GAAP). Capital generation represents adjusted net income excluding change in C&I allowance for finance receivable losses, net of tax (non-GAAP).
(2)	Income taxes assume a 25% statutory tax rate for 2020 and a 24% statutory tax rate for 2019 periods.
(3)	Includes the effects of purchase accounting adjustments excluding loan loss reserves.
(4)
As a result of the adoption of ASU 2016-13, we converted all purchased credit impaired finance receivables to purchased credit deteriorated finance receivables in accordance with ASC Topic 326, which resulted in the gross-up of net finance receivables and allowance for finance receivable losses of $15 on January 1, 2020.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	As of or Quarter-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019

Non-TDR Net Finance Receivables	$17,083	$16,982	$17,159
TDR Net Finance Receivables	743	750	666
Net Finance Receivables (1)	$17,826	$17,732	$17,825

Average Net Receivables	$17,750	$17,921	$17,469
Origination Volume	2,887	2,047	3,657

Non-TDR Allowance	$1,998	$1,998	$558
TDR Allowance	344	344	264
Allowance (1)	$2,342	$2,342	$822

Non-TDR Allowance Ratio	11.70%	11.77%	3.25%
TDR Allowance Ratio	46.33%	45.92%	39.72%
Allowance Ratio	13.14%	13.21%	4.61%

Gross Charge-Offs	$274	$322	$263
Recoveries	(42)	(40)	(36)
Net Charge-Offs	$232	$282	$227

Gross Charge-Off Ratio	6.15%	7.22%	5.98%
Recovery Ratio	(0.95%)	(0.89%)	(0.81%)
Net Charge-Off Ratio	5.20%	6.33%	5.17%

30-89 Delinquency	$348	$290	$411
30+ Delinquency	614	625	754
60+ Delinquency	398	456	508
90+ Delinquency	266	335	343

30-89 Delinquency Ratio	1.95%	1.63%	2.30%
30+ Delinquency Ratio	3.44%	3.52%	4.23%
60+ Delinquency Ratio	2.23%	2.57%	2.85%
90+ Delinquency Ratio	1.49%	1.89%	1.93%

Note:	Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of C&I net finance receivables. Charge-off and recovery ratios are calculated as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.
(1)	For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)."

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter-to-Date			Year-to-Date

(unaudited, $ in millions)	9/30/2020	6/30/2020	9/30/2019	9/30/2020	9/30/2019

Interest income	$1	$1	$2	$4	$7
Interest expense	(1)	(1)	(1)	(3)	(4)
Net interest income	—	—	1	1	3

Other revenues	4	4	5	12	20

Other expenses	(6)	(5)	(8)	(18)	(31)

Adjusted pretax loss (non-GAAP)	$(2)	$(1)	$(2)	$(5)	$(8)

Net finance receivables held for sale (1)	$54	$61	$70	$54	$70

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.
(1)	Effective 1Q20, the Net Finance Receivables Held for Sale are included within 'Other assets' on our Consolidated Balance Sheets. Prior periods' balance sheet presentations have been revised to conform with this new alignment.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 212-359-2442
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.